                                Letter Agreement

                                                                October 24, 2000

Winter Harbor, L.L.C.
c/o First Media, L.P.
11400 Skipwith Lane
Potomac, Marland  20854

Gentlemen,

     Reference is made to the Securities Purchase Agreement, dated as of August
30, 2000, as amended, (the “Securities Purchase Agreement”), by and among
Winter Harbor, L.L.C., a Delaware limited liability company (“Winter Harbor”),
Red Cube International AG, an Aktiengesellschaft organized under the laws of
Swizterland (“Red Cube”) and KPR Finanz-Und Verwaltungs AG, an Aktiengesellschaft
organized under the laws of Switzerland. Red Cube and Winter Harbor have previously agreed that the First Closing would occur on October 25, 2000. The parties agree that pursuant to the terms of this letter agreement (the “Letter
Agreement”) all provisions of the Securities Purchase Agreement shall remain in full force and effect except follows:

     1. Subject to the receipt by Winter Harbor of the payment described in paragraph 2 of this Letter Agreement, the parties agree that:

         (a) Section 7.1(a)(i) of the Securities Purchase Agreement is amended to read in its entirety as follows:

         Except as provided in Section 7.1(a)(ii), or as otherwise agreed to by
     Red Cube and Winter Harbor, the First Closing shall occur at 10:00 a.m. on
     December 31, 2000 or such earlier date as Red Cube shall designate to
     Winter Harbor on not less than five Business Days’ written notice.

         (b) Each of Section 9.1(c) and Section 9.2(c) of the Securities
Purchase Agreement is amended to read in its entirety as follows:

         Upset Date. If the First Closing shall not have occurred on or prior to
     December 31, 2000.

     2. Red Cube shall pay to Winter Harbor on October 25, 2000, U.S.
$20,000,000 by wire transfer of same-day funds to the account previously designated by Winter Harbor. Such payment shall not be refundable by Winter
Harbor to Red Cube under any circumstances. However, if the First Closing occurs, Winter Harbor agrees to credit the amount of such payment, without interest, against the purchase price payable by Red Cube at the First Closing under Section 2.2(a) of the Securities Purchase Agreement. The

credit to Red Cube, provided for in the preceding sentence of this paragraph 2, which Red Cube would have been entitled to receive if the First Closing had occurred, may be taken into account in calculating the amount of damages suffered by Red Cube in the event of Winter Harbor’s breach of the
Securities Purchase Agreement.

     3. Capitalized terms used herein by not defined herein have the meanings ascribed to such terms in the Securities Purchase Agreement.

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          The remainder of this page has been intentionally left blank.

                    The following page is the signature page.

     Kindly acknowledge your confirmation and agreement with the foregoing by countersigning this letter agreement in the space provided below, whereupon this will become a binding agreement among us.

                                        Sincerely,

                                        Red Cube International AG

                                        By:  /s/Niklaus F. Zenger
                                             Name: Nikalus F. Zenger
                                             Title: Chief Executive Officer

                                        KPR Finanz-Und Verwaltungs AG

                                        By:  /s/Niklaus F. Zenger
                                             Name: Nikalus F. Zenger

                                        CONFIRMED AND AGREED BY

                                        Winter Harbor, L.L.C.

                                        By:  First Media L.P. its member

                                        By:  First Media Corporation its general
                                             partner

                                        By:  /s/Ralph Hardy Jr.
                                             Name: Ralph Hardy Jr.
                                             Title: Secretary and Principal
                                             Executive